Filed Pursuant to Rule 424(b)(3) Registration No. 333-156120

Prospectus Supplement No. 2
(To prospectus dated May 4, 2010)

LIHUA INTERNATIONAL, INC.

5,735,724 Shares of Common Stock

This prospectus supplement No. 2, dated March 17, 2011 (“Supplement No. 2”), supplements the prospectus, dated May 4, 2010 (the “Prospectus”), and the prospectus supplement No. 1 dated January 31, 2011 (“Supplement No. 1”) of Lihua International, Inc. relating to the resale by the selling shareholders of up to 5,835,723 shares of Common Stock. You should read this Supplement No. 2 in conjunction with the Prospectus and Supplement No. 1, and this Supplement No. 2 is qualified by reference to the Prospectus and Supplement No. 1, except to the extent that the information contained in this Supplement No. 2 supersedes the information contained in the Prospectus and Supplement No. 1. This Supplement No. 2 is not complete without, and may not be utilized except in connection with, the Prospectus and Supplement No. 1, including any amendments or additional supplements thereto.

SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS FOR FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT NO. 2. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” beginning on page 21 of the Prospectus is amended by this prospectus supplement No. 2. On November 19, 2010, Penumbra Worldwide, Ltd. transferred an aggregate of 245,114 shares of our common stock to Samuel May.  Mr. May subsequently sold 100,000 shares.

Therefore, the Selling Stockholder table, as amended by Supplement No. 1, is further amended in this Supplement No. 2 by (i) deleting the rows containing information about Penumbra Worldwide, Ltd. from underneath the subheadings “Common Stock and Series A Warrants” and “Common Stock” (including any footnotes related thereto) and adding the information indicated below to such table.

Selling Shareholder	Shares beneficially owned prior to the offering (1)	Maximum number of shares to be sold (2)	Number of shares beneficially owned after the offering	Percentage ownership after the offering(3)

Common Stock
Samuel May	145,414	145,414	0	0

The date of this prospectus supplement No. 2 is March 17, 2011.